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                                                                    Exhibit 23.1






                              ACCOUNTANTS' CONSENT



     Board of Directors
     Team Financial, Inc.:


     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Team Financial, Inc. of our report dated February 16, 2001, relating to the consolidated statements of financial condition of Team Financial, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, cash flows, stockholders' equity, and comprehensive income for each of the years in the three-year period ended December 31, 2000, which report appears in the 2000 Annual Report on Form 10-K of Team Financial, Inc.

     /s/ KPMG LLP

     December 3, 2001
     Kansas City, Missouri